								OMB APPROVAL
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				UNITED STATES
			SECURITIES AND EXCHANGE COMMISSION
				Washington, D.C. 20549

				SCHEDULE 13D
	Under the Securities Exchange Act of 1934
			  (Amendment No. 4)

			Huntway Refining Company
			   (Name of Issuer)

				Common Stock
		(Title of Class of Securities)

				447309105
			   (CUSIP Number)

		Christopher J. Rupright, Esq.
			 Shartsis Friese & Ginsburg LLP
		 One Maritime Plaza, 18th Floor
			San Francisco, CA 94111
			(415) 421-6500
(Name, Address and Telephone Number of Person Authorized to
	  Receive Notices and Communications)

			December 31, 1999
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this schedule because of Rule 13d-
1(e), 13d-1(f) or 13d-1(g), check the following box / /.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.
See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1746 (10-97)

SCHEDULE 13D

CUSIP No. 447309105						Page 2 of 13 Pages
-----------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	Westcliff Capital Management, LLC
-----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/ X /
											(b)	/  /
----------------------------------------------------------------
3	SEC USE ONLY
-----------------------------------------------------------------
4	SOURCE OF FUNDS*

	AF
-----------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(E)							/ /
----------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
-----------------------------------------------------------------
	NUMBER OF		7	SOLE VOTING POWER
	SHARES			-0-
	BENEFICIALLY	---------------------------------------------
	OWNED BY		8	SHARED VOTING POWER
	EACH				472,267
	REPORTING		---------------------------------------------
	PERSON		9	SOLE DISPOSITIVE POWER
	WITH				-0-
				---------------------------------------------
				10	SHARED DISPOSITIVE POWER
					472,267
-----------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	472,267
-----------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
												/ /
-----------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	2.1
-----------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	OO and IA
-----------------------------------------------------------------
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

SCHEDULE 13D

CUSIP No. 447309105						Page 3 of 13 Pages
----------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	Lighthouse Investors, LLC
-----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/ X /
											(b)	/  /
-----------------------------------------------------------------
3	SEC USE ONLY
-----------------------------------------------------------------
4	SOURCE OF FUNDS*

	AF
-----------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(E)							/ /
-----------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
-----------------------------------------------------------------
	NUMBER OF		7	SOLE VOTING POWER
	SHARES			-0-
	BENEFICIALLY	---------------------------------------------
	OWNED BY		8	SHARED VOTING POWER
	EACH				7,333,333
	REPORTING		---------------------------------------------
	PERSON		9	SOLE DISPOSITIVE POWER
	WITH				-0-
				---------------------------------------------
				10	SHARED DISPOSITIVE POWER
					7,333,333
-----------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	7,333,333
-----------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
												/ /
-----------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	32.9
-----------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	OO
----------------------------------------------------------------
		*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

SCHEDULE 13D

CUSIP No. 447309105						Page 4 of 13 Pages
-----------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	Lighthouse Capital, LLC
-----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)/ X /
											(b)/  /
-----------------------------------------------------------------
3	SEC USE ONLY
-----------------------------------------------------------------
4	SOURCE OF FUNDS*

	AF
-----------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(E)							/ /
-----------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	NUMBER OF		7	SOLE VOTING POWER
	SHARES			-0-
	BENEFICIALLY		---------------------------------------
	OWNED BY		8	SHARED VOTING POWER
	EACH				7,333,333
	REPORTING		--------------------------------------------
	PERSON		9	SOLE DISPOSITIVE POWER-
	WITH				-0-
				---------------------------------------------
				10	SHARED DISPOSITIVE POWER
					7,333,333
-----------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	7,333,333
-----------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
												/ /
-----------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	32.9
-----------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	OO
-----------------------------------------------------------------
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

SCHEDULE 13D

CUSIP No. 447309105						Page 5 of 13 Pages
-----------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	Richard S. Spencer III
-----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)/X /
											(b)/ /
-----------------------------------------------------------------
3	SEC USE ONLY
-----------------------------------------------------------------
4	SOURCE OF FUNDS*

	AF and PF
-----------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(E)							/ /
-----------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
-----------------------------------------------------------------
	NUMBER OF		7	SOLE VOTING POWER
	SHARES			145,282
	BENEFICIALLY	---------------------------------------------
	OWNED BY		8	SHARED VOTING POWER
	EACH				7,805,620
	REPORTING		---------------------------------------------
	PERSON		9	SOLE DISPOSITIVE POWER
	WITH				145,282
				---------------------------------------------
				10	SHARED DISPOSITIVE POWER
					7,805,620
-----------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	7,950,902
-----------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
												/ /
-----------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	35.6
-----------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	IN
-----------------------------------------------------------------
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

SCHEDULE 13D

CUSIP No. 447309105						Page 6 of 13 Pages
----------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	Westcliff Partners, L.P.
-----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
											(b)	/ /
-----------------------------------------------------------------
3	SEC USE ONLY
-----------------------------------------------------------------
4	SOURCE OF FUNDS*

	WC
-----------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(E)							/ /
----------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
-----------------------------------------------------------------
	NUMBER OF		7	SOLE VOTING POWER
	SHARES			-0-
	BENEFICIALLY		----------------------------------------
	OWNED BY		8	SHARED VOTING POWER
	EACH				380,631
	REPORTING		---------------------------------------------
	PERSON		9	SOLE DISPOSITIVE POWER
	WITH				-0-
				---------------------------------------------
				10	SHARED DISPOSITIVE POWER
					380,631
-----------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	380,631
-----------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
												/ /
-----------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	1.7
-----------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	PN
-----------------------------------------------------------------
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

SCHEDULE 13D

CUSIP No. 447309105						Page 7 of 13 Pages
----------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	Westcliff Small Cap Fund, L.P.
-----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
											(b)	/ /
-----------------------------------------------------------------
3	SEC USE ONLY
-----------------------------------------------------------------
4	SOURCE OF FUNDS*

	WC
-----------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(E)							/ /
----------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
-----------------------------------------------------------------
	NUMBER OF		7	SOLE VOTING POWER
	SHARES			-0-
	BENEFICIALLY		----------------------------------------
	OWNED BY		8	SHARED VOTING POWER
	EACH				91,636
	REPORTING		---------------------------------------------
	PERSON		9	SOLE DISPOSITIVE POWER
	WITH				-0-
				---------------------------------------------
				10	SHARED DISPOSITIVE POWER
					91,636
-----------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	91,636
-----------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
												/ /
-----------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	0.4
-----------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	PN
-----------------------------------------------------------------
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

SCHEDULE 13D

CUSIP No. 447309105						Page 8 of 13 Pages
-----------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	Eric Christopher Brudos
-----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)/X /
											(b)/ /
-----------------------------------------------------------------
3	SEC USE ONLY
-----------------------------------------------------------------
4	SOURCE OF FUNDS*

	PF
-----------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(E)							/ /
-----------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
-----------------------------------------------------------------
	NUMBER OF		7	SOLE VOTING POWER
	SHARES			4,587
	BENEFICIALLY	---------------------------------------------
	OWNED BY		8	SHARED VOTING POWER
	EACH				-0-
	REPORTING		---------------------------------------------
	PERSON		9	SOLE DISPOSITIVE POWER
	WITH				4,587
				---------------------------------------------
				10	SHARED DISPOSITIVE POWER
					-0-
-----------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	4,587
-----------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
												/ /
-----------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	0.02
-----------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	IN
-----------------------------------------------------------------
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

CUSIP No. 447309105						Page 9 of 13 Pages

ITEM 1.	SECURITY AND ISSUER.

This statement relates to Common Stock (the "Stock") of Huntway
Refining Company ("HWY"). The principal executive office of HWY is located at 25129 The Old Road, Suite 322, Newhall, California
91381.

ITEM 2.	IDENTITY AND BACKGROUND.

The persons filing this statement and the persons enumerated in Instruction C of Schedule 13D and, where applicable, their respective places of organization, general partners, directors, executive officers and controlling persons, and the information regarding them, are as follows:

(a)	Westcliff Capital Management, LLC ("WCM") and Lighthouse
Capital, LLC ("LHC"), both California limited liability companies; Westcliff Partners, L.P. ("WP") and Westcliff Small Cap Fund, LP ("WSC"), both California limited partnerships; Lighthouse Investors, LLC, a Delaware limited liability company ("LHI"); and Eric Christopher Brudos ("Brudos") and Richard S. Spencer III ("Spencer").

(b)	The business address of WCM, LHC, WP, WSC, LHI, Brudos and
Spencer is 200 Seventh Avenue, Suite 105, Santa Cruz, California
95062.

(c)	WCM is the investment adviser to and a general partner of WP and WSC, which are investment limited partnerships. LHC is the manager of LHI, which is an investment limited liability company.
Spencer is the sole manager of WCM and LHC. Brudos is an employee of WCM.

(d)	During the last five years, none of such persons has been
convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)	During the last five years, none of such persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)	Spencer is a citizen of the United States of America.

CUSIP No. 447309105						Page 10 of 13 Pages

ITEM 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

The source and amount of funds used in purchasing the Stock were as follows:

Purchaser		Source of Funds			Amount

WCM			Funds Under Management(1)	$   286,832.16
WP			Working Capital			$   177,785.32
WSC			Working Capital			$   109,046.84
Spencer		Personal Funds (2)		$    87,743.34
LHC			Funds of Affiliate (3)	$11,000,000.00
LHI			Working Capital			$11,000,000.00
Brudos		Personal Funds			$     4,290.84

(1)	Consists of funds of WP invested in Stock.
(2)	Represents Stock owned by an individual retirement account
of Spencer's wife and owned by a revocable trust of which Spencer is trustee.
(3)	Consists of funds of LHI invested in Notes (as defined
below).

ITEM 4.	PURPOSE OF TRANSACTION.

The Reporting Persons have acquired the Stock for investment purposes. Spencer, however, is a member of the Board of Directors of HWY and will influence control of HWY as such a member.

ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER.

The beneficial ownership of the Stock of the persons named in
Item 2 of this statement is as follows at the date hereof:

		Aggregate
		Beneficially
		Owned		    Voting Power	Dispositive Power
Name		Number	Percent  Sole	Shared	Sole		Shared

WCM	    472,267	 2.1	    -0-   472,267    -0-		472,267
WP	    380,631	 1.7	    -0-   380,631    -0-		380,631
WSC		91,636	 0.4	    -0-	 91,636    -0-		 91,636
Spencer7,950,902	35.6	145,282 7,805,620  145,282  7,805,620
LHC	  7,333,333	32.9	    -0- 7,333,333    -0-	   7,333,333
LHI	  7,333,333	32.9	    -0- 7,333,333    -0-	   7,333,333
Brudos	 4,587	 0.02  4,587    -0-	      4,587      -0-

CUSIP No. 447309105						Page 11 of 13 Pages

The persons filing this statement have effected the following transactions in the Stock in the past 60 days:

		Purchase				Number		Price
Name		or Sale		Date		of Shares		Per Share


WP		(1)			12-31-99	91,636		(1)
WSC		(1)			12-31-99	91,636		(1)

(1)	Represents Stock distributed by WP to certain of its limited partners, each of whom then contributed such common stock to WSC.
The total number of shares beneficially owned by the group on behalf of which this filing is made remains unchanged.


ITEM. 6.	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR
RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

WCM is the general partner of WP and WSC, pursuant to a limited partnership agreements providing to WCM the authority, among other things, to invest the funds of WP and WSC in Stock, to vote and dispose of Stock and to file this statement on behalf of WP and WSC. Pursuant to such limited partnership agreements, the general partner of WP and WSC is entitled to allocations based on assets under management and realized and unrealized gains. LHC is the manager of LHI, pursuant to an operating agreement providing to LHC the authority, among other things, to invest the funds of LHI in the Notes, to vote and dispose of Stock and to file this statement on behalf of LHI. Pursuant to such operating agreement, the managers of LHI are entitled to allocations based on assets under management and realized and unrealized gains.
LHI is a party to an Amended and Restated Registration Rights Agreement with HWY, providing to HWY the right to have any Stock obtained on conversion of the Notes registered under the Securities Act of 1933, as amended, under certain conditions at the request of LHI.

CUSIP No. 447309105						Page 12 of 13 Pages


ITEM 7.	MATERIAL TO BE FILED AS EXHIBITS.

A.	Agreement Regarding Joint Filing of Statement on Schedule
13D or 13G.

SIGNATURES

	After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:	January 7, 2000.

WESTCLIFF PARTNERS, L.P.			/s/ Richard S. Spencer III
								Richard S. Spencer III
By: Westcliff Capital Management, LLC
    General Partner
							/s/ Eric Christopher Brudos
By:/s/ Richard S. Spencer III		Eric Christopher Brudos
   Richard S. Spencer III, Manager

WESTCLIFF SMALL CAP FUND, L.P.

By: Westcliff Capital Management, LLC
    General Partner

By:/s/ Richard S. Spencer III
Richard S. Spencer III, Manager

WESTCLIFF CAPITAL MANAGEMENT, LLC

By: /s/ Richard S. Spencer III
    Richard S. Spencer III, Manager

LIGHTHOUSE CAPITAL, LLC			LIGHTHOUSE INVESTORS, LLC

By: /s/ Richard S. Spencer III		By: Lighthouse Capital, LLC,
    Richard S. Spencer III, Manager		    Manager

							By: /s/ Richard S. Spencer III
								 Richard S. Spencer III,
								 Manager

SCHEDULE 13D
CUSIP No. 447309105						Page 13 of 13 Pages
											EXHIBIT A
				AGREEMENT REGARDING JOINT FILING
			   OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on
Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of Common Stock of Huntway Refining Company. For that purpose, the undersigned hereby constitute and appoint Westcliff Capital Management, LLC, a California limited liability company, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

DATED:	January 7, 2000.

WESTCLIFF PARTNERS, L.P.			/s/ Richard S. Spencer III
								Richard S. Spencer III
By: Westcliff Capital Management, LLC
    General Partner
							/s/ Eric Christopher Brudos
	By: /s/ Richard S. Spencer III		Eric Christopher Brudos
	    Richard S. Spencer III, Manager

WESTCLIFF SMALL CAP FUND, L.P.

By: Westcliff Capital Management, LLC
    General Partner

By:/s/ Richard S. Spencer III
Richard S. Spencer III, Manager 	LIGHTHOUSE INVESTORS, LLC

WESTCLIFF CAPITAL MANAGEMENT, LLC 	By: Lighthouse Capital, LLC,
								Manager

By: /s/ Richard S. Spencer III 	By: /s/ Richard S. Spencer III
    Richard S. Spencer III, Manager 	Richard S. Spencer III,
								Manager
 LIGHTHOUSE CAPITAL, LLC

By: /s/ Richard S. Spencer III
    Richard S. Spencer III, Manager
ETR\3804\008\1080264.01